Exhibit 99.1

Contacts

For Investors:	For Media:
ImmunoGen, Inc.	Michael Lampe,
Carol Hausner, 781-895-0600	484-575-5040
info@immunogen.com	michael@scientpr.com

ImmunoGen Announces Departure of Chief Development Officer

WALTHAM, MA, August 9, 2016 — ImmunoGen, Inc. (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today announced that Charles Morris, MBChB, MRCP, Executive Vice President and Chief Development Officer, is leaving the Company effective September 2 to pursue an opportunity closer to his primary residence in Pennsylvania.

“Charlie has made a significant contribution to ImmunoGen over these past four years,” said Mark Enyedy, President and CEO. “He played a key role in building a strong development organization, including an experienced team led by our Chief Medical Officer and Vice President, Anna Berkenblit, MD, and our Vice President, Regulatory Affairs, Theresa Wingrove, PhD. Anna and Theresa will now report directly to me, as we advance our pipeline and initiate the Phase 3 study of mirvetuximab soravtansine before the end of the year. We wish Charlie the very best in his new role.”

“ImmunoGen is successfully implementing a speed-to-market strategy for our lead product candidate, mirvetuximab soravtansine, is accelerating a strong pipeline behind it, and continues to drive significant ADC innovations,” commented Dr. Morris. “I am proud of what we have accomplished with our portfolio and look forward to ImmunoGen’s continued success, as this talented development team advances these exciting ADC programs to benefit patients with cancer.”

About ImmunoGen, Inc.

ImmunoGen is a clinical-stage biotechnology company that develops targeted cancer therapeutics using its proprietary ADC technology. ImmunoGen’s lead product candidate, mirvetuximab soravtansine, is advancing to Phase 3 testing for FRα-positive platinum-resistant ovarian cancer, with a strong pipeline progressing behind it. ImmunoGen’s ADC technology is used in Roche’s marketed product, Kadcyla®, and in programs in development by partners Amgen, Bayer, Biotest, CytomX, Lilly, Novartis, Sanofi and Takeda.

Kadcyla® is a registered trademark of Genentech, a member of the Roche Group.